Exhibit 3.1

E-FILED	Colorado Secretary of State
Date and Time: 10/31/2006 09:19 AM
Entity Id: 19981062918
Document number: 20061444910
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Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)
ID number: 19981062918
1. Entity name: CanWest Petroleum Corporation
(If changing the name of the corporation, indicate name BEFORE the name change)
2. New Entity name: (if applicable) Oilsands Quest Inc.

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true	“bank” or “trust” or any derivative thereof
name of an entity, trade name or trademark	“credit union” “savings and loan”
stated in this document, mark the applicable	“insurance”, “casualty”, “mutual”, or “surety”
box):
4. Other amendments, if any, are attached.
5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.
6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:

         (mm/dd/yyyy)
OR
If the corporation’s period of duration as amended is perpetual, mark this box:
7. (Optional) Delayed effective date:
                                                                    (mm/dd/yyyy)
Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.
8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Villecco	Tracy

(Last)	(First)	(Middle)	(Suffix)
6400 S. Fiddlers Green Circle Suite 1000

(Street name and number or Post Office information)

Greenwood Village	CO	80111

(City)	(State)	(Postal/Zip Code)

United States

(Province – if applicable)	(Country – if not US)
(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.)
Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.
NOTICE:
This “image” is merely a display of information that was filed electronically. It is not an image that was created by optically scanning a paper document.
No such paper document was filed. Consequently, no copy of a paper document is available regarding this document.
Questions? Contact the Business Division. For contact information, please visit the Secretary of State’s web site.

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CANWEST PETROLEUM CORPORATION
Pursuant to the provisions of the Colorado Business Corporation Act, CanWest Petroleum Corporation adopts the following Articles of Amendment to its Articles of Incorporation:
1.	ARTICLE I is amended to read as follows:

The name of the corporation shall be: Oilsands Quest Inc.

2.	The first sentence of ARTICLE II is amended to read as follows:

The aggregate number of shares of all classes of capital stock which this corporation shall have authority to issue is 510,000,000 shares, of which 10,000,000 shares shall be shares of Preferred Stock, par value $.001 per share, and 500,000,000 shares shall be shares of Common Stock, $.001 par value per share.

3.	ARTICLE VI is amended in its entirety to read as follows:
ARTICLE VI
BOARD OF DIRECTORS
The Board of Directors of the corporation shall consist of three classes of directors (Classes A, B and C). Each director shall serve until the first annual meeting of shareholders at which that class of directors is to be elected or until his successor is elected and qualified.
The initial directors serving after the implementation of the classified Board of Directors shall serve as follows:
Class A directors shall serve for an initial three year term;
Class B directors shall serve for an initial two year term; and
Class C directors shall serve for an initial one year term.
Thereafter each class of directors shall serve for a three year term.
The number of directors shall be fixed in accordance with the bylaws.
The preceding Amendments to the Articles of incorporation were approved and duly adopted by the Board of Directors and the Shareholders of the Company on October 30, 2006.